Exhibit 10.45

PFI SUPPLEMENTAL

EXECUTIVE RETIREMENT PLAN

As amended and restated effective as of January 1, 2009

The Prudential Executive Supplemental Retirement Plan was established by The Prudential Insurance Company of America, effective as of April 14, 1998, for the purpose of providing reasonable supplemental retirement benefits for certain eligible employees (and their Beneficiaries) whose retirement benefits under The Prudential Merged Retirement Plan, the Prudential Supplemental Retirement Plan and such other plans or arrangements sponsored by The Prudential Insurance Company of America are, in the opinion of the Board of Directors of The Prudential Insurance Company of America, inadequate. Effective March 12, 2002, Prudential Financial, Inc. (“PFI”) adopted a substantially identical plan, for the same reasons, for employees whose compensation is not regulated by the State of New Jersey. The PFI Supplemental Executive Retirement Plan provides “Participants” (and their Beneficiaries) with one or more of the following categories of benefits: (1) Mid-career Hire Benefits (as set forth in Article II); and (2) Early Retirement Benefits (as set forth in Article III).

The Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA (as defined below).

The Plan, as set forth herein, is amended and restated effective January 1, 2009 to comply with the requirements of Section 409A of the Code (as defined below) and shall govern the determination and the time and form of benefits payable to Participants and their Beneficiaries who incurred a Termination of Employment after 2004 and who have not commenced receiving payment of their benefits under the Plan prior to January 1, 2009 (i.e., excluding those who did not accrue any Accrued Benefits after December 31, 2004).

ARTICLE I

DEFINITIONS

The following terms shall have the meanings hereinafter set forth. Other terms that are capitalized in the Plan shall be defined in the same manner as they are defined in the Supplemental Plan or the Retirement Plan.

1.1 “Account Based Plan” means a career average pension plan where benefits are recorded and updated each plan year as an account or lump sum equivalent, such as a cash balance pension plan or retirement equity pension plan arrangement.

1.2 “Accrued Benefits” means the Early Retirement Benefits and Mid-Career Hire Benefits granted under Articles II and III of the Plan.

1.3 “Actuarial Equivalent” or “Actuarially Equivalent” means the equality of value as defined in the applicable component of the Retirement Plan.

1.4 “Additional Plan” has the meaning ascribed thereto in Section 2.2(b).

1.5 “Annuity Form” means the annuity form of payment set forth in Section 5.05 of the Supplemental Plan.

1.6 “Beneficiary” means the natural, living person or persons determined in accordance with this Section 1.6 entitled to receive benefits payable under this Plan at the Participant’s death. In the event a Participant is married at the time of death, the Beneficiary shall be his or her spouse. Otherwise, the Beneficiary shall be the individual designated by the Participant by proper written request to the Company in accordance with the rules and procedures established by the Committee to receive death benefits under the Plan. In the event a Participant is unmarried and has not designated a Beneficiary under the Plan or the designated Beneficiary predeceases the Participant, the Beneficiary shall be: (a) the Participant’s child, or if there is more than one, each child, equally; (b) if there are no children, the Participant’s parent or parents, equally; or (c) if there are none of the foregoing, the Participant’s sibling, or if more than one, each sibling, equally. In the event that a deceased unmarried Participant is not survived by a child, parent or sibling, as provided in the immediately preceding sentence, no benefit shall be payable from this Plan in respect of such Participant.

1.7 “Board of Directors” means the Board of Directors of the Company.

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Committee” means the Committee that has been appointed by the Compensation Committee pursuant to Section 5.1 of the Plan.

1.10 “Compensation Committee” means the Compensation Committee of the Board of Directors, as defined by the Company’s by-laws.

1.11 “Company” means Prudential Financial, Inc. When referring to Company employees or officers, it also means employees of members of the Controlled Group whose compensation is not regulated under section 17B:18-52 of New Jersey Statutes.

1.12 “Controlled Group” means the Company and (i) each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the Company, (ii) each trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code), (iii) each organization included in the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, and (iv) each other entity required to be aggregated with the Company pursuant to regulations promulgated under Section 414(o) of the Code. Any such entity shall be treated as part of the Controlled Group only for the period while it is a member of the controlled group or considered to be in a common control group.

1.13 “Determination Date” means, solely for purposes of calculating the amount of any Accrued Benefits under the Plan, the Payment Date set forth in Article V of the Supplemental Plan; provided, however, such date shall be determined without regard to any 6-month delay in the event such Payment Date is based on the date of a Participant’s Separation from Service.

1.14 “Early Retirement Benefits” means benefits granted to Participants in accordance with Article III of this Plan.

1.15 “Eligibility Date” means the date the Participant is first eligible for a benefit under the terms of Article II.

1.16 “Expected Earnings” means base pay at the Hire Date plus annualized target annual incentive bonus. If a Participant first becomes eligible for this Plan after the first year of employment, Expected Earnings will mean the actual base pay and annual incentive bonus payable for the full calendar year of employment immediately prior to eligibility for the Plan.

1.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18 “409A Service Recipients” means the Company and each other entity which is in the same controlled group of affiliated employers as the Company, as determined in accordance with the rules under Section 414(b) and (c) of the Code.

1.19 “Mid-Career Hire Benefits” means benefits granted to Participants in accordance with Article II of this Plan.

1.20 “Hire Date” means the date employment with a member of the Controlled Group starts.

1.21 “Mandatory Payment Date” means, with respect to any Participant, the Mandatory Payment Date established for such Participant under the Supplemental Plan.

1.22 “Normal Retirement Date” means the first day of the month on or following the Participant’s attainment of age 65.

1.23 “Original Payment Form” means the form of payment specified in Article V of the Supplemental Plan that would have been applicable to the Participant assuming that the Participant’s Determination Date was the Status Date.

1.24 “Participant” means any salaried officer, senior officer, or employee of the Company (including any life insurance companies controlled by the Company which are Participating Affiliates (as such term is used in the Retirement Plan) and not regulated under section 17B:18-52 of New Jersey Statutes) and their Beneficiaries who has been designated as a Participant in the Plan pursuant to the requirements of Articles II or III of this Plan and has been granted an Accrued Benefit, but in each case only to the extent such Accrued Benefits have been granted and have not yet been paid in full to such individuals.

1.25 “Payment Date” means the date for payment set forth in Section 5.01 of the Supplemental Plan.

1.26 “Plan” means this PFI Supplemental Executive Retirement Plan, as amended from time to time.

1.27 “Prior Employer” with respect to any Participant means an employer that is not a member of the Company’s Controlled Group with whom such Participant had an employment relationship immediately before a Participant’s Hire Date. Prior Employer includes all entities of a group (i) each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the employer, (ii) each trade or business (whether or not incorporated) which is under common control with the employer (within the meaning of Section 414(c) of the Code), (iii) each organization included in the same affiliated service group (within the meaning of Section 414(m) of the Code) as the employer, and (iv) each other entity required to be aggregated with the employer pursuant to regulations promulgated under Section 414(o) of the Code. Any such entity shall be treated as part of such group only for the period while it was a member of the controlled group or considered to be in a common control group.

1.28 “Prior Employer Plan” means one or more defined benefit pension plans maintained by the Prior Employer, including an unfunded defined benefit plan maintained by the Prior Employer for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Title I of ERISA and also including any written individual defined benefit arrangement or agreement agreed to by the Prior Employer.

1.29 “Prudential Cash Balance Plan” means the Prudential Cash Balance Pension Plan Document component of The Prudential Merged Retirement Plan, a defined benefit retirement plan maintained by The Prudential Insurance Company of America for itself and Participating Affiliates, including the Company.

1.30 “Prudential Traditional Retirement Plan” means the Prudential Traditional Retirement Plan Document component of The Prudential Merged Retirement Plan, a defined benefit retirement plan maintained by The Prudential Insurance Company of America for itself and Participating Affiliates, including the Company.

1.31 “Release” means a written release of rights and claims, from a Participant, in favor of the Company, any Controlled Group member, and individuals employed by or formerly employed by the Company and any Controlled Group member, in a form that is satisfactory to, and approved by, the Committee.

1.32 “Retirement Plan” means the Prudential Traditional Retirement Plan and the Prudential Cash Balance Plan.

1.33 “Section 409A” means Code section 409A and applicable guidance issued thereunder.

1.34 “Separation from Service” means a separation from service with the 409A Service Recipients within the meaning of Section 409A, as determined pursuant to such rules or policies as the Company shall from time to time adopt in accordance with such regulations.

1.35 “SERP Service” means service with the Company’s Controlled Group plus any service with a Prior Employer. Service with the Company’s Controlled Group shall be Credited Service under the Prudential Traditional Retirement Plan as to benefits for Participants under that plan or Cash Balance Service under the Prudential Cash Balance Plan as to benefits for Participants under that plan. Service with the Prior Employer will be service credited under the Prior Employer Plans, both qualified and unfunded plans, and shall be applied as though Credited Service or Cash Balance Service as determined by the Committee.

1.36 “Status Date” means the later of: (1) January 1, 2008 or (2) the Participant’s Hire Date.

1.37 “Supplemental Plan” means the Prudential Supplemental Retirement Plan, a non-qualified deferred compensation plan maintained by The Prudential Insurance Company of America for itself and Participating Affiliates (as such term is used in the Retirement Plan), including the Company. A copy of the Supplemental Plan is attached hereto as Exhibit A.

1.38 “Termination of Employment” means the voluntary or involuntary termination of employment with all members of the Controlled Group for any reason, including death.

ARTICLE II

MID-CAREER HIRE BENEFITS

2.1 Eligibility. A salaried officer, senior officer, or employee of the Company who: (A) meets requirements (1) through (7) below, and (B) is also designated as eligible for Mid-career Hire Benefits under the Plan in a written resolution either by the Compensation Committee which is subsequently and timely approved by the Board of Directors, or by the Board of Directors (in the case of an employee who is hired at, or becomes otherwise eligible after attaining, a pay grade under the Prudential Compensation Plan of 1 through 3, or an investment professional pay grade of 56A, or the equivalent, or to the extent otherwise required by the by-laws of the Company), thereby becomes a Participant under the Plan and is therefore eligible to accrue Mid-Career Hire Benefits under this Article II. Only a Controlled Group employee who is not an employee of a life insurance company controlled by the Company and, therefore, not regulated under section 17B:18-52 of New Jersey Statutes, will be eligible. By approval of any designation by the Compensation Committee, or any designation made directly by the Board of Directors, the Board of Directors has determined that the retirement benefits otherwise available to such individuals under the Retirement Plan, the Supplemental Plan and such other plans or arrangements sponsored by the Company and its affiliates are inadequate, and the failure to provide such benefits pursuant to the Plan would compromise the Company’s ability to hire and retain such employee.

The requirements are as follows:

(1)	He or she is a participant in the Retirement Plan as of the date of designation of such person as a Participant under Article II of the Plan by the Compensation Committee or Board of Directors, as applicable;

(2)	He or she has a pay grade of 1 through 4 in the Prudential Compensation Plan or investment professional grade of 56A, or the equivalent;

(3)	He or she was actively employed by a Prior Employer immediately prior to being hired by a member of the Controlled Group;

(4)	He or she terminated his or her employment with such Prior Employer in order to become an employee within the Controlled Group;

(5)	As a result of such termination of employment with the Prior Employer, he or she either (A) forfeits prior benefit accruals, or (B) loses the future benefit accruals he or she would have earned had he or she remained employed by the Prior Employer, in each case, under a Prior Employer Plan;

(6)	He or she requests in writing, as part of a negotiation with the Company regarding the written terms of his or her employment by the Company, that the Company agree to provide additional retirement benefits in recognition of the loss of such Prior Employer Plan benefit accruals and/or future benefit accruals; and

(7)	He or she meets the terms of this Plan and any other additional or different term or condition that the Compensation Committee (or in the case of an employee who is hired at, or otherwise becomes eligible after attaining, a pay grade of 1 through 3, the Board of Directors) determines, in its sole discretion, should be satisfied as a condition precedent or a condition subsequent to the receipt of Mid-Career Hire Benefits accrued under this Article II, including, but not limited to, signing a Release to the extent required under Section 4.4; provided, that any additional or different term or condition is set forth in the written resolution designating the employee as eligible to accrue Mid-Career Hire Benefits under the Plan.

2.2 Amount—Prudential Traditional Retirement Plan Participant. Except as otherwise provided in Section 2.4, below, the amount of the Mid-Career Hire Benefits for a Participant in the Prudential Traditional Retirement Plan shall be an amount determined as of the Determination Date equal to the excess, if any, of (a) over (b), subject to subsection (c) below:

(a)	Participant’s hypothetical accrued retirement benefits (including, if applicable, early retirement benefits) under the Retirement Plan and Supplemental Plan, calculated using SERP Service and stated as a single life annuity.

(b)	The applicable offset in (1), (2) or (3), below, plus the Participant’s hypothetical benefit, if any, under the Retirement Plan, Supplemental Plan and any other defined benefit or other pension benefit plan for employees of members of the Controlled Group other than the Company (each, an “Additional Plan” and together, the “Additional Plans”) in which the Participant participates as of the Determination Date.

(1)	If benefits are provided under a Prior Employer Plan, either as an annuity or an Account Based Plan benefit for which no lump sum is available at or before the date of benefit commencement under this Plan and:

(A)	Benefits under the Prior Employer Plan have commenced at the time the benefit under this plan will commence—the offset is the annuity benefit being paid to the Participant from the Prior Employer Plan. The amount of offset will increase or decrease upon, and be co-extensive with, any changes in the amount of benefit provided by the Prior Employer Plan that are known at the Determination Date. If any partial lump sum payment was previously made, an additional offset for that payment will be calculated as if it were a benefit from an Account Based Plan described in paragraph (2), below.

(B)	Benefits under the Prior Employer Plan have not commenced at the time the benefit under this Plan will commence, but could commence at the Participant’s election—the offset is the normal form of annuity benefit available to the participant from the Prior Employer Plan, assuming the Prior Employer Plan benefit commenced at the time the benefit under this Plan will commence. The amount of the offset will increase or decrease upon, and be co-extensive with, any expected changes in the amount of benefit provided by the Prior Employer Plan that are known at the Determination Date.

(C)	Benefits under the Prior Employer Plan cannot commence until after the time the benefit under this Plan will commence—the offset is the normal form of annuity benefit available to the Participant from the Prior Employer Plan, but applied beginning as of the earliest date that the Prior Employer Plan benefit can commence. The amount of offset will increase or decrease upon, and be co-extensive with, any expected changes in the amount of benefit provided by the Prior Employer Plan that are known at the Determination Date.

(2)	If Prior Employer Plan benefits are provided by an Account Based Plan from which lump sum is available at or before date of benefit commencement from this Plan, the offset is a single life annuity, determined as follows:

(A)	Determine the lump sum payable from the Prior Employer Plan at the age benefits commence under this Plan. If a lump sum has been previously paid, increase the amount paid from the date of payment to benefit commencement date using the Prudential Cash Balance Plan interest crediting rate in effect on the Participant’s Termination of Employment (or other determination date).

(B)	Convert the lump sum determined in (A) to a single life annuity using conversion assumptions provided in the Prudential Cash Balance Plan as of the date of the determination.

(3)	If benefits are provided by both an annuity and Account Based Plan from which lump sum is available at or before date of benefit commencement from this Plan, the offset is the sum of the offsets calculated by applying paragraphs (1) and (2), above, separately to each type of benefit.

(c)	The amount determined above shall be subject to the following:

(1)	If the Participant is to be paid in an Annuity Form, any temporary benefit determined as the excess of (a) over (b) shall be converted to an Actuarially Equivalent single life annuity;

(2)	If the Participant is to be paid in an Annuity Form, the amount payable (in the Annuity Form that is applicable to the Participant as of his or her Determination Date in accordance with the provisions of Article V of the Supplemental Plan) shall be the Actuarial Equivalent of the amount determined above paid in the Original Payment Form; and

(3)	If the Participant is to be paid in the form of a lump sum, the amount that is Actuarially Equivalent to the form of annuity that would apply to the Participant pursuant to Article V of the Supplemental Plan at the Determination Date, assuming the Participant had not elected a lump sum payment, plus interest on that amount from the Determination Date at the rate used to determine the lump sum through the applicable Payment Date set forth in Article V of the Supplemental Plan.

2.3 Amount—Cash Balance Plan Participant. Except as otherwise provided pursuant to Section 2.4 below, the amount of the Mid-Career Hire Benefits for a Participant in the Prudential Cash Balance Plan shall be the sum of (i) a deemed Opening Account Balance equal to the excess, if any, of (a) less the offsets in (b), plus (ii) the credits described in (c) below. This sum will be maintained in a book-entry account, which may be divided into appropriate sub-accounts.

(a)	Participant’s hypothetical Opening Account Balance determined as follows:

(1)	Expected Earnings;

(2)	Multiplied by Participant’s initial SERP Basic Credit Rate;

(3)	Multiplied by SERP Service as of the Hire Date; and

(4)	Multiplied by 2/3.

The SERP Basic Credit Rate is the percentage determined under Exhibit B of the Prudential Cash Balance Plan calculated using SERP Service.

(b)	The sum of the applicable offset in (1) or (2), plus the amount in (3), below.

(1)	Account Based Plan of Prior Employer. If the Prior Employer Plan is an Account Based Plan from which a lump sum is available as of a date at or before the Hire Date (or, if later, the Eligibility Date), the offset is the lump sum payable from the Prior Employer Plan at the Participant’s Hire Date (or, if later, the Eligibility Date). If a lump sum was paid before the Hire Date (or, if later, the Eligibility Date), determine the offset by increasing the amount paid from date of payment to age at the applicable date using Prudential Cash Balance Plan crediting rate in effect on the Hire Date (or, if later, the Eligibility Date).

(2)	Annuity or Account Based Plan with no Lump Sum Payable. If the Prior Employer Plan is an annuity-type plan or an Account Based Plan from which no lump sum is available at or before the Hire Date (or, if later, the Eligibility Date), the offset is the present value of benefits actually payable at age 65 from the Prior Employer Plan. The present value will be determined using the normal form of benefit under the Prior Employer Plan or, if benefits have commenced, the benefit being paid. Present value will be calculated using the interest crediting rate methodology and mortality assumptions applicable under the Prudential Cash Balance Plan at the date of calculation, but applied as of the Hire Date (or, if later, the Eligibility Date).

(3)	Any account balance in the Prudential Cash Balance Plan and Supplemental Plan at the Eligibility Date and the present value (determined based on assumptions provided under paragraph (2) above) of any benefits payable from any Additional Plan.

(c)	Additional Credits. Additional credits are the sum of the SERP Basic Credit and the Interest Credit.

(1)	The SERP Basic Credit is a monthly addition to the Participant’s account equal to a Basic Credit calculated under Section 3.2 of the Prudential Cash Balance Plan, but using SERP Service, less the Basic Credit provided under the Prudential Cash Balance Plan and Supplemental Plan for that month using normal service crediting rules. These credits will continue during any period of disability, calculated and applied in a manner and for a period similar to Section 3.5 of the Prudential Cash Balance Plan.

(2)	The Interest Credit is a monthly addition to the account determined under Section 3.4 of the Prudential Cash Balance Plan based on this Plan’s account value at the beginning of the month.

2.4 Alternative Awards. The Board of Directors (or if applicable, the Compensation Committee), may, in its sole discretion, specify pursuant to a written resolution that a Participant’s Mid-Career Hire Benefits under this Article shall be a different amount than the amount as calculated in Section 2.2 or 2.3 above, provided, that such resolution must set forth how such different amount shall be calculated and further provide that such different amount shall be provided to such Participant in lieu of any benefit that may otherwise be payable under Section 2.2 and 2.3.

2.5 Mandatory Information. No benefit will be payable under this Plan unless the Participant, when asked, supplies all information relating to service with the Prior Employer or benefits under the Prior Employer Plan that the Committee deems necessary to calculate the Participant’s benefit.

2.6 Coordination with Retiree Medical Benefits. If a Participant is not eligible as a Retiree under the Medical Benefits provisions of The Prudential Welfare Benefits Plan, or a successor plan (referred to as the “Medical Plan”), the Board may approve an additional Medical Benefit Differential benefit. A Participant will only be eligible for this Medical Benefit Differential provided the Participant would qualify as a Retiree if the Participant’s SERP Service under this Article were added to actual service used to determine Retiree eligibility under the Medical Plan. The Medical Benefit Differential will be a payment in an amount calculated by the Committee to equal, after a reasonable allowance for taxes, the difference between (i) the contributions that would be required to be made under the Medical Plan by a similarly situated actual Retiree who separated from service at the same time and (ii) the contribution required for the Participant’s continued participation in COBRA continuation coverage or, after exhaustion of COBRA continuation, the Executive Medical Access Plan of The Prudential Welfare Benefits Plan (or its equivalent) for which the Participant is eligible. If the Participant participates in the Executive Medical Access Plan, for purposes of calculating a Participant’s Medical Benefit Differential hereunder, a Participant shall be deemed to have made the maximum contribution under the Executive Medical Access Plan in each year in which such Participant is eligible to participate in such Plan and receive a Medical Benefit Differential hereunder. If the Executive Medical Access Plan is discontinued, the Medical Benefit Differential will continue in the amount of the last contribution amount determined for a Participant prior to that discontinuance. The Committee may also specify that a Participant will receive no, or a significantly lower, unvarying Medical Benefit Differential if the Participant may, but declines to, participate in the Executive Medical Access Plan. Regardless of the form in which retirement benefits are payable under the Plan, the Medical Benefit Differential shall be payable monthly, commencing on the six month anniversary of the Participant’s Payment Date, or on such other periodic basis as the Committee determines at such time as the Board approves an additional Medical Benefit Differential and provided that such alternative form of payment (x) is in writing and specifies a payment schedule that will satisfy the requirements of Section 409A of the Code and (y) shall not commence to be paid earlier than the six month anniversary of the Participant’s Separation from Service (or, if earlier, the date of death of the Participant). The amount, if any, related to a Medical Differential that would have been payable during the six-month period following the Participant’s Payment Date (or, if applicable, following the Participant’s Separation from Service) shall be payable to the Participant in a single lump sum payment on the six month anniversary of such date or, if earlier, the date of the Participant’s death. The Medical Benefit Differential will terminate when Medical Plan coverage provided to a similarly situated actual Retiree would have terminated.

ARTICLE III

EARLY RETIREMENT BENEFITS

3.1 Eligibility. Any salaried officer, senior officer, or employee of the Company who meets requirements (1) through (5) (or, if applicable, requirements (1) through (6)) set forth below thereby becomes a Participant under the Plan and therefore shall be eligible to accrue Early Retirement Benefits under this Article III; provided, however, that the accrual of Early Retirement Benefits under this Article and the payment of Early Retirement Benefits under this Plan shall be conditioned upon the Participant’s signing a Release to the extent required under Section 4.4. By the provisions of Section 3.1(5) below, or by designation pursuant to Section 3.1(4)(c) below, the Board of Directors has determined that the retirement benefits otherwise available to such individuals under the Retirement Plan, the Supplemental Plan and such other plans or arrangements sponsored by the Company and its affiliates would be inadequate absent the provision of such Early Retirement Benefits.

The requirements are as follows:

(1)	He or she is a participant in the Retirement Plan as of the date of designation of such person as a Participant under Article III of the Plan by the Committee, Compensation Committee or Board of Directors, as applicable;

(2)	He or she has reached his or her earliest possible retirement date as defined under the Prudential Traditional Retirement Plan before incurring a Termination of Employment either as a result of (A) attaining the first of the month coincident with or following age 55 with 10 Years of Vesting Service, or (B) attaining age 50 with 20 Years of Continuous Service and meeting all other requirements set forth in Section 5.02(b) of the Prudential Traditional Retirement Plan (or any successor provision);

(3)	He or she has incurred an involuntary Termination of Employment (other than by death, summary dismissal, or termination for cause) or has been requested by the Company to agree to a Termination of Employment, in each case, while employed at a pay grade under the Prudential Compensation Plan of grade 1 through 6 or an investment professional grade of 56 or 56A, or the equivalents;

(4)	He or she is designated in a written officer’s certificate or written resolution as eligible to accrue Early Retirement Benefits under Article III of the Plan by one of the following—

(a)	The Committee, in its sole discretion, in the case of an employee at pay grades 5 or 6 and investment professional grade 56, or their equivalents, or

(b)	The Compensation Committee, in its sole discretion, in the case of an employee at grade 4 or grade 56A or their equivalents, or to the extent required by the by-laws of the Company (to the extent that such by-laws are more restrictive than the terms of this Plan), or

(c)	The Board of Directors, in its sole discretion in the case of an employee at grades 1 through 3, or their equivalent, or to the extent required by the by-laws of the Company (to the extent that such by-laws are more restrictive than the terms of this Plan);

(5)	Such designation made in Section 3.1(4)(a) and (b) above is subsequently and timely approved by the Board of Directors; and

(6)	He or she meets the terms of this Plan and any other different or additional term or condition that the Committee (or if applicable, the Compensation Committee or the Board of Directors) determines, in its sole discretion, should be satisfied as a condition precedent or a condition subsequent to the receipt of Early Retirement Benefits under this Article III; provided, that any different or additional term or condition is set forth in the written officer’s certificate or resolution designating the employee as eligible to accrue Early Retirement Benefits under the Plan, prior to the date the employee is otherwise designated as eligible to receive any under this Article III.

3.2 Amount. (a) Except as otherwise provided pursuant to paragraph (b) below, the amount of a Participant’s Early Retirement Benefits shall be an amount equal to the excess, if any, of (i) less (ii) below, subject to (iii) and (iv) below:

(i)	Participant’s accrued retirement benefit under the Prudential Traditional Retirement Plan, and related accrued benefits under Articles II, III and IV of the Supplemental Plan, multiplied by an adjustment factor of 1.00;

LESS

(ii)	Participant’s aggregate (A) accrued early retirement benefits under Article XI of the Prudential Traditional Retirement Plan, and (B) related benefits under Articles II, III, and IV of the Supplemental Plan, if any;

(iii)	If benefits are payable to the Participant in the Annuity Form:

(A) Each benefit above shall be determined as of the Determination Date and based on the Original Payment Form (as defined in the Supplemental Plan);

(B) Any benefit resulting from the excess of (i) and (ii) above that is not paid for the lifetime of the Participant (i.e., a temporary benefit), shall be converted to an Actuarially Equivalent single life annuity; and

(C) The resulting amount provided under this paragraph (a) shall be adjusted through Actuarial Equivalent factors to reflect the Annuity Form that is applicable to the Participant as of his or her Determination Date in accordance with the provisions of Article V of the Supplemental Plan.

(iv)	If benefits are payable to the Participant in the form of a lump sum:

(A) If the Participant is covered by the Prudential Traditional Retirement Plan, the amount that is Actuarially Equivalent to the form of annuity that would apply to the Participant pursuant to Article V of the Supplemental Plan at the Determination Date, assuming the Participant had not elected a lump sum payment, plus interest on that amount from the Determination Date at the rate used to determine the lump sum through the applicable Payment Date set forth in Article V of the Supplemental Plan; and

(B) For a Participant with benefits under the Prudential Cash Balance Plan, zero.

(b) The Committee (or if applicable, the Compensation Committee or the Board of Directors), may, in its sole discretion, specify pursuant to a written officer’s certificate or resolution, as the case may be, that a Participant’s Early Retirement Benefits under this Article III shall be a lesser amount than the amount set forth in Section 3.2 (a) above, provided, that such certificate or resolution must set forth how such lesser amount shall be calculated and further provide that such lesser amount shall be provided to such Participant in lieu of any benefit that may otherwise be payable under this Section 3.2.

3.3 Cash Balance Participant. In the event a Participant is covered under the Prudential Cash Balance Plan but elects an annuity that includes a Grandfathered Minimum Benefit (calculated under the Prudential Traditional Retirement Plan formula), the Participant’s benefit relating to accruals prior to January 1, 2002 will be treated as a benefit under the Prudential Traditional Retirement Plan for purposes of applying Section 3.2 and the provisions of Article IV hereof.

3.4 Coordination with Mid-Career Hire Benefits. For Participants granted eligibility for benefits under Article II of this Plan, the following apply for purposes of this Article III:

(a) Vesting Service and Continuous Service under Section 3.1(2) shall be calculated to include all SERP Service.

(b) For calculating the amount under Section 3.2, the following subparagraphs will be substituted for subparagraphs (i) and (ii) of that Section:

(i)	Participant’s hypothetical accrued retirement benefits determined under Section 2.2(a) hereof without reduction for commencement before the Participant’s Normal Retirement Date;

LESS

(ii)	Participant’s hypothetical accrued retirement benefits determined under such Section 2.2(a).

ARTICLE IV

PAYMENT OF BENEFITS

4.1 Vesting. A benefit described in Article II will become fully vested and payable in accordance with this Article IV only if, at the time of Termination of Employment with all members of the Controlled Group, the Participant has five years of service with the Controlled Group, or if, prior to such time, and while the Participant is still employed, the Company incurs a change of ownership (within the meaning of Internal Revenue Code section 280G(b)(2)(A)(i)). Years of service will be years of Vesting Service determined under the portion of the Retirement Plan benefiting the Participant. Notwithstanding the foregoing, if a Participant has accrued any benefits described in Article II, but is not eligible to receive benefits under the Retirement Plan or the Supplemental Plan, then solely for purposes of determining the Participant’s right to receive payments under this Plan, such Participant shall be treated as if he or she had completed five years of Vesting Service under the Retirement Plan and the Supplement Plan. A Participant who becomes entitled to payment of any benefits described in Article III shall be fully vested at the time the Participant meets the criteria to receive such benefits.

4.2 Time and Form of Distributions. Subject to the proviso in the last sentence of this Section 4.2, if a Participant has Accrued Benefits described in Articles II and III of the Plan and is 100% vested in accordance with Section 4.1, the Participant’s Accrued Benefits shall be distributed, at the same time, in the same manner, and subject to the same exceptions, restrictions and adjustments (including when an annuity form other than the Original Payment Form is payable in respect of a Participant as a result of a change in martial status following the Status Date) as would apply to such benefit if paid pursuant for the Supplemental Plan, regardless of whether such Participant is a Participant in the Supplemental Plan. Notwithstanding any contrary provision contained herein, a Participant shall not be eligible to receive the benefits described in Article III of the Plan if such benefits are (a) calculated for such Participant by reference to the benefit formula in the Prudential Cash Balance Plan and (b) payable to the Participant in a lump sum pursuant to the applicable form of payment provisions in the Supplemental Plan.

4.3 Applicable Death Benefits. If a Participant has accrued any Benefits described in Article II or Article III of the Plan, the provisions of Article VI of the Supplemental Plan shall govern the time and form of payment of benefits hereunder, including the payment of benefits to the Participant’s Beneficiary, if applicable, regardless of whether such Participant is a Participant in the Supplemental Plan.

4.4 Release. Except in the case of any Accrued Benefits that will commence to be paid on account of the death of the Participant, any Accrued Benefits accrued under this Plan shall be null and void and not be payable if the Participant shall fail to execute a Release within sixty (60) days following his Termination of Employment or shall revoke any such Release during the period permitted at law for revocation of such Release. Subject to applicable law, any breach by a Participant of a Release shall give the Company the right to forfeit any and all future payments to the Participant under the Plan, and to recover any benefits previously paid, as well as the right to reimbursement by the Participant of any attorney fees and costs expended by the Company in enforcing such right of return.

4.5 Pension Make-Up Payments.

(a) In the event a Participant continues to provide services to the Company and continues to participate in the Plan after the Mandatory Payment Date, for each calendar year ending after the Mandatory Payment Date, the amount of any additional accrual of benefits (excluding the value of any Accrued Benefits previously paid, or accounted for, to date and adjusted for interest in accordance with the Prudential Cash Balance Plan) arising in respect of the Participant’s services in such year and any increase in the eligible compensation arising from the compensation payable for such year shall be determined by the Company as of the January 1 of the following year and such incremental Accrued Benefits shall be paid or commence to be paid to the Participant within ninety (90) days after that date in the form of payment established for that portion of Accrued Benefits under the Plan attributable to service prior to the Mandatory Payment Date; provided, however, if the form of payment established for such other Accrued Benefits is the form described in Section 5.05(a) of the Supplemental Plan with a fifteen (15) year period certain (the “Original Period Certain”), the amount of any additional accrual of Benefits under this Section shall be paid in the form of a single life annuity with a period certain that shall end on the same date as the Original Period Certain. For the avoidance of doubt, in no event shall the amount of any Accrued Benefits under the Plan, determined as of any prior date, be reduced as a result of any subsequent determination under this Section.

(b) Death of Participant. In the event a Participant entitled to receive a benefit under Section 4.5(a) above dies prior to the commencement of the additional benefits that have accrued for him or her under such Section, such Accrued Benefits shall be paid to the Beneficiary of such Participant as follows: (i) in a lump sum payment, if this form of payment applied to the Participant on the Mandatory Payment Date or (ii) in the survivor form of annuity payment associated with the Annuity Form that applied to the Participant on the Mandatory Payment Date assuming, in the case of the Annuity Form, that the benefit had commenced to be paid to the Participant immediately prior to his or her death, and the Participant dies immediately thereafter. The Accrued Benefits payable under this Section 4.5(b) shall be paid or commence to be paid to the Beneficiary within ninety (90) days after the Participant’s death.

4.6 Right to Adjust. The Committee shall have the right to adjust benefits payable under this Plan to correct errors.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1 Administration of the Plan. The Compensation Committee shall appoint a Committee to administer the Plan, which shall be comprised of at least three duly authorized officers of the Company. The Committee shall maintain such procedures and records as will enable the Committee (or the Compensation Committee or the Board of Directors, as the case may be) to determine the Participants and their Beneficiaries who are entitled to receive benefits under the Plan and the amounts thereof.

5.2 General Powers of Administration.

(a) The Committee shall have the exclusive right, power, and authority to interpret, in its sole discretion, any and all of the provisions of the Plan; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan; provided, however, that such right, power and authority shall be exercised by the Compensation Committee or the Board of Directors to the extent otherwise required by the Plan or the Company’s by-laws (to the extent that such by-laws are more restrictive than the terms of this Plan). Any decision or action of the Committee (or the Compensation Committee or the Board of Directors, as the case may be) shall be conclusive and binding on the Company and the Participants.

(b) Provisions set forth in the Retirement Plan with respect to claims and appeals procedures, and immunities of the Administrative Committee (as defined in the Retirement Plan), shall also be applicable with respect to the Plan and the Committee, except that all claim and appeals decisions shall be made by the Committee or, as provided in subsection (a) for general powers of administration, by the Compensation Committee or the Board of Directors.

5.3 Indemnification. To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Amendment or Termination of the Plan. The Company reserves the right to amend or terminate the Plan in any respect and at any time; provided, however, that the following conditions with respect to such amendment or termination must be satisfied for such amendment or termination to be binding and in effect:

(1)	Such amendment or termination must be made pursuant to a written resolution of the Committee (or the Compensation Committee or the Board of Directors to the extent otherwise required by the Plan or the Company’s by-laws (to the extent that such by-laws are more restrictive than the terms of this Plan));

(2)	Such amendment or termination resolution may not adversely affect the rights of any Participant or Beneficiary to receive benefits earned and accrued under the Plan prior to such amendment or termination, nor may the terms of any such amendment or termination be interpreted to provide that any benefits payable hereunder that are subject to a Release or other term or condition shall not continue to be subject to the terms of such Release, term or condition unless the terms of such amendment or termination resolution so specify;

(3)	Any such amendment resolution that would (A) remove any of the eligibility criteria for Mid-career Hire Benefits (as set forth in Section 2.1 of the Plan) or Early Retirement Benefits (as set forth in Section 3.1 of the Plan), or (B) alter the formulae used, and thereby increase the amount of, Mid-career Hire Benefits (as set forth in Section 2.2 and 2.3 of the Plan) or Early Retirement Benefits (as set forth in Section 3.2(a) of the Plan), must be submitted to the Compensation Committee for approval (and thereafter submitted to the Board of Directors for review) before such amendment becomes effective.

(4)	In no event may any such amendment or termination accelerate the time of, or the modify form of, payment with respect to any Participant under the Plan, except to the extent that such acceleration or modification shall be expressly permitted under Section 409A of the Code and the regulations promulgated thereunder.

ARTICLE VII

GENERAL PROVISIONS

7.1 Participant’s Rights Unsecured and Unfunded. The Plan at all times shall be entirely unfunded. No assets of the Company shall be required to be segregated or earmarked to represent the liability for accrued benefits under the Plan. The right of a Participant (or his or her Beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Company. All payments under the Plan shall be made from the general funds of the Company, unless satisfied by other means.

7.2 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by any member of the Controlled Group or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

7.3 No Enlargement of Employee Rights. Participation in the Plan shall not be construed to give any Participant the right to be retained in the service of any member of the Controlled Group.

7.4 Non-Alienation Provision. No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.5 Applicable Law. The Plan shall be construed and administered under the laws of the State of New Jersey, except conflict of laws provisions or to the extent that such laws are preempted by ERISA.

7.6 Taxes. To the extent required by law, amounts accrued under the Plan shall be subject to Federal social security and unemployment taxes during the year the services giving rise to such amounts were performed (or, if later, when the amounts are both determinable and not subject to a substantial risk of forfeiture). Notwithstanding anything herein to the contrary, the Company shall withhold from any payments made pursuant to the Plan or any other compensation that may be payable to or in respect of the Participant, such amounts as may be required by Federal, state or local law, or may alternatively require that the Participant pay any taxes owed under the Federal Insurance Contributions Act (“FICA”) in respect of the Accrued Benefits through personal check or payroll deduction. In addition, the Company may determine to accelerate and pay a portion of the benefits accrued hereunder as and when any FICA tax is due in respect of such benefits, including on the date that such benefits are treated as reasonably ascertainable within the meaning of, and in accordance with such procedures as shall be permitted under, IRS regulations under Code section 3121(v)(2). Such accelerated distribution shall equal the amount of such FICA tax and the income tax withholding required in respect of the amount distributable to satisfy such FICA tax liability (collectively, the “FICA Liability Distribution”). To the extent that any FICA Liability Distribution is made, it shall not affect the determination of the amount of benefits otherwise payable under the Plan; provided, however, that to the extent that any FICA Liability Distribution is made, the amount of the Accrued Benefits distributable shall be, adjusted in the manner set forth in the following sentence, in order to reflect the dollar amount of the FICA Liability Distribution that has been accelerated and paid from such Accrued Benefits in the manner permitted by Section 1.409A-3(j)(4)(vi) of the Treasury Regulations. If the Accrued Benefits are payable hereunder in the Annuity Form, an amount equal to the FICA Liability Distribution will be debited from the amount payable to the Participant (or, if applicable, the Participant’s Beneficiary) beginning on the Participant’s Payment Date (or at any earlier time of payment due to the Participant’s death) and, to the extent the FICA Liability Distribution exceeds the amount then due to the Participant, ending on the date that the aggregate amount of payments that would have been paid to the Participant (or, if applicable, the Participant’s Beneficiary) hereunder, without regard to the FICA Liability Distribution, equal or exceed the amount of such FICA Liability Distribution. If the Accrued Benefits are payable hereunder in a lump sum payment, the amount payable to the Participant (or, if applicable, the Participant’s Beneficiary) on the Participant’s Payment Date (or at any earlier time of payment due to the Participant’s death) shall be made net of the amount of the FICA Liability Distribution. The Company shall report Plan payments and other Plan related information to the appropriate governmental agencies as required under applicable laws.

7.7 Excess Payments. If the compensation, years of service, age, or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Company to a Participant or Beneficiary shall be the Plan benefit that would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Company.

7.8 No Impact on Other Benefits. Amounts accrued under the Plan shall not be included in a Participant’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the any member of the Controlled Group.

7.9 Data. Each Participant or Beneficiary shall furnish the Committee with all proofs of dates of birth and death and proofs of continued existence necessary for the administration of the Plan, and the Company shall not be liable for the fulfillment of any Plan benefits in any way dependent upon such information unless and until the same shall have been received by the Committee in form satisfactory to it.

7.10 Incapacity of Recipient.

(a) Subject to the provisions of Section 7.10(b) below, if a Participant or other Beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such Participant or Beneficiary shall be paid to his or her appointed guardian or conservator and such payment shall be a complete discharge of any liability of the Company under the Plan.

(b) Notwithstanding the provisions of Section 7.10(a) above, if a Participant or other Beneficiary entitled to a distribution under the Plan is, in the opinion of the Committee, at any time physically or mentally incapable of personally receiving and giving a valid receipt for any payment under the Plan, the Committee may, unless and until a claim shall have been made by a duly qualified guardian or conservator of such person, direct payment thereof to any person or institution then, in the opinion of the Committee, contributing toward or providing for the care or maintenance of such person and such payment shall completely discharge all liability of the Committee with respect to the amount so paid.

7.11 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

IN WITNESS WHEREOF, Prudential Financial, Inc., by action of the undersigned duly authorized officer, has caused this restatement of the PFI Supplemental Executive Retirement Plan to be executed on December 30, 2008, effective January 1, 2009.

December 30, 2008	/s/ Haroon Saeed
Date	Haroon Saeed
Vice President, Compensation